Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

WiSA Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common stock, $0.0001 par value per share, issuable upon full conversion of a senior secured convertible promissory note	Rule 457(c)	7,200,000 (3)	$0.41	$2,952,000.00	0.0001102	325.32
	Equity	Common stock, $0.0001 par value per share, issuable upon full exercise of common stock purchase warrants	Rule 457(c)	2,324,701 (4)	$0.41	$953,127.41	0.0001102	$105.04
	Equity	Common stock, $0.0001 par value per share, issuable upon full exercise of placement agent warrants	Rule 457(c)	214,784 (5)	$0.41	$88,061.44	0.0001102	$9.71
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
Total Offering Amounts						$3,993,188.85		$440.05
Total Fees Previously Paid								—
Total Fee Offset								—
Net Fee Due								$440.05

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), includes any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of WiSA Technologies, Inc. (the “Registrant”) that may from time to time be offered or issued to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Capital Market on November 4, 2022, which date is a date within five business days of the filing of the registration statement filed by the Registrant for the registration of the securities listed in the table above (the “Registration Statement”).

(3)	Represents shares of Common Stock to be offered for resale by one of the selling stockholders named in the Registration Statement and which are issuable upon conversion of that certain senior secured convertible promissory note, as amended, issued by the Registrant to one of the selling stockholders in August 2022 (the “Note”), which is the maximum number of shares of Common Stock that may be issuable upon full conversion of the Note without obtaining Stockholder Approval (as defined in that certain securities purchase agreement, dated as of August 15, 2022, by and between the Registrant and such selling stockholder).

(4)	Represents shares of Common Stock issuable upon the full exercise of certain common stock purchase warrants that were issued in March 2020 and August 2022 to certain of the selling stockholders named in the Registration Statement.

(5)	Represents shares of Common Stock issuable upon the full exercise of certain placement agent warrants that were issued in March 2020 and August 2022 to certain of the selling stockholders named in the Registration Statement.